EXHIBIT (c)(1)

Exhibit (c)(1)

Presentation to:

The Special Committee of the Board of Directors of Green

March 3, 2004

Special Committee of the Board

Presentation to Green

Table of Contents

1. Introduction

2. Update on Green

3. Strategic Alternatives

4. Blue Proposal

5. Process Considerations

Appendix

Introduction

Introduction

On February 23rd, Green received a non-binding letter from Blue, wherein Blue proposed to enter into a transaction in which Blue would acquire all of the publicly held shares of Green it does not own for a cash price ranging from $14.65 to $14.80 per share

? 11.2% – 12.3% premium to February 22nd, and 17.0% – 18.2% premium to March 2nd closing prices of $13.18 and $12.52, respectively

? 30.7% – 32.0% premium to trailing 90 trading day average price of $11.21 as of March 2, 2004

? Represents a Green enterprise value range of $1,455 – 1,468 million (6.9x – 7.0x 2003 EBITDA)

In today’s presentation, Merrill Lynch will discuss with the Special Committee our preliminary views regarding the proposal by Blue to acquire all of the publicly-held shares of the Company (“Green”)

Following receipt of the aforementioned letter, Merrill Lynch has:

? Updated our business and financial diligence on Green

? Performed a preliminary valuation analysis of Green, based on management projections

? Analyzed a variety of Strategic Alternatives, including the proposed transaction with Blue, the Company could choose to pursue

Introduction

History of Discussions with Blue

Date Event

February 7, 2003 ? Pursuant to a non-binding indication of interest dated February 7, 2003, Blue proposed to enter into a transaction whereby Blue would acquire all of the publicly held shares of Green it does not already own for a cash price ranging between $9.30 and $9.65 per share

March 18, 2003 ? On behalf of the Special Committee, Merrill Lynch communicated the following to Blue:

? Proposed price range is not consistent with Special Committee’s view of the Company’s value

? Special Committee is not prepared to commit to an exclusivity period

? However, the Special Committee is willing to provide Blue and its financing sources with access to the Company for diligence purposes, if Blue believes it will be able to propose a higher price

March 19, 2003 ? Blue verbally proposed the following changes to its February 7th letter:

??A price range of $9.75 to $9.90 per share

? Willingness to proceed without an exclusivity from the Company

March 21, 2003 ? On behalf of the Special Committee, Merrill Lynch communicated to Blue that its revised proposal of $9.75 to $ 9.90 was not consistent with the Special Committee’s view of value

March 31, 2003 ? Blue contacted Merrill Lynch and communicated the following:

? A revised offer price range of $10.05 to $10.25 per share

? A willingness to reduce the proposed break-up fee to $10 million

April 2, 2003 ? On behalf of the Special Committee, Merrill Lynch communicated to Blue that its revised proposal of $10.05 – $10.25 was not consistent with the Special Committee’s view of value

April 3, 2003 ? Blue verbally proposed a revised offer of $10.50 – $10.65 per share

April 4, 2003 ? On behalf of the Special Committee, Merrill Lynch notified Blue of the Special Committee’s decision to reject Blue’s latest proposal of $10.50 to $10.65 per share

April 10, 2003 ? Blue contacted Merrill Lynch and communicated a revised offer price range of $10.90 to $11.10 per share

? Blue also communicated the possibility that Cyan would potentially participate as an equity investor in the transaction

April 10, 2003 ? Based on this proposal, Green entered into due diligence and contract negotiations with Blue, Cyan and their financing sources Late April, 2003 ? Discussions terminated, primarily related to reimbursement concerns outstanding at that time

Update on Green

Update on Green

Strategy and Objectives

Summary

Continue to grow the nation’s leading healthcare network devoted to cancer treatment and research

? Medical Oncology Services:

– Recruitment of physicians

– Growth of new pharmaceutical agents

– Expand demographic reach

– Continued focus on physician productivity

? Cancer Center Services:

– Add 6-8 cancer centers and PET systems per year

– Leverage existing assets (Linacs, IMRT, PET, CT)

? Cancer Research Services:

– Leverage access to company’s research trials

Success in transition to earnings and service line models has aligned economic interests of Green and physicians, provided clarity on future financial performance and reduced operating risk

? Currently, more than 80% of revenue based on earnings and service line models

Recent restructuring has strengthened Green’s position to take advantage of industry trends: outpatient growth, pharmaceutical utilization, survival rates, age and population demographics

Though execution risk remains, Green is positioning itself to capture substantial growth and market share, bolstering its status as the premier cancer care services provider

Update on Green

Assessment of Key Risks

Government Reimbursement: Manageable Risk

? Medicare Prescription Drug legislation includes a significant reduction in reimbursement for oncology drugs administered in the community setting

? 2004: Reimbursement for most cancer drugs reduced to 85% from 95% of Average Wholesale Price (AWP)

? 2005: Reimbursement set at 106% of Average Sales Price (ASP)

? New reimbursement guidelines could impact Green’s financial performance, particularly in 2005 and beyond

? Medicare represents ~38% of Green’s total drug revenue and is its largest payor

? Impact on 2004 will largely be offset by an increase of ~$500 million in practice expense reimbursement

? Impact on 2005 results is an estimated $40-45 million reduction in annual EBITDA

? Medicare reform may change industry’s competitive landscape, creating demand for Green’s services

Commercial Payor Reimbursement: Moderate Risk

? 56% of company’s revenue from private pay/managed care

? Thus far, Green has been able to stave off drug pricing cuts from commercial payors due to its network strength

? Approximately 80% of Green’s revenue comes from markets with 40% or greater market share

? While some commercial payor contracts have drug reimbursement rates expressed as a percentage of Medicare, Green anticipates its practices will prevail in modifying terms of those contracts before the 2005 Medicare decrease occurs

Green is actively addressing the risks related to reimbursement changes

Source: News articles and Wall Street research.

Update on Green

Wall Street Research Perspective

Growth Target EPS Estimates

Date Firm/Analyst Rating Comments Rate Price 2004E 2005E

2/27/04 Raymond James Market ? Management provided 2004 EBITDA and net income growth guidance of 5% NA $ 0.93 $ 0.71

Michael Baker Perform 8% to 12% and 15% to 20%, respectively. 2005 results are expected to decline from 2004 levels due to the impact of the recently enacted

Medicare legislation. Applying 2005 Medicare reimbursement rates to

2003 results would result in a reduction to net revenue and EBITDA of approximately $40 million to $45 million, or roughly 19% to 21% of 2003

EBITDA

? A weaker than expected top line in Q4 ($518.0 million vs. our estimate of

$528.8 million) was offset by lower than expected pharmaceutical and supplies and practice compensation expenses as a percentage of revenue

? We are raising our 2004 and 2005 EPS estimates to reflect the factors discussed above. We are raising our 2004 EPS estimate from $0.83 to

$0.93. We are raising our 2005 EPS estimate from $0.70 to $0.71. We reiterate our Market Perform rating on USON shares given the following uncertainties: the response by commercial payors and physicians to the recent reimbursement changes and the 2005 pending reimbursement reductions

12/1/03 Wachovia Securities Outperform ? We are increasing our EPS estimate from $0.72 to $0.90 for 2004 and 15% $11-$ 13 0.90 NA

William Bonello decreasing our EPS estimate from $0.88 to $0.77 for 2005 to better reflect the potential impact of the Prescription Drug Bill

? Our estimates assume that USON will be able to maintain commercial reimbursement at current levels. However, if the Company is unable to maintain current commercial reimbursement rates, EPS could potentially be less than $0.60 in 2005. On the other hand, it is also possible that the

Medicare cuts could be reduced between now and 2005

First Call Consensus 10% $ 0.92 $ 0.71

Update on Green

Indexed Price Performance

Last 2 Years

% Change to Current (T) From:

Sector Current (T) T-2 High Average Low T-2 High Average Low

Green $12.52 $8.30 $13.68 $8.69 $6.52 50.8% (8.5%) 44.2% 92.0%

Other Facilities (1) 28.88 20.15 30.15 21.89 14.33 43.3% (4.2%) 31.9% 101.5%

PPM (2) 34.66 31.46 38.31 26.10 14.50 10.2% (9.5%) 32.8% 139.0%

(1) Other Facilities include Amsurg, MedCath and United Surgical Partners.

(2) PPMs include Orthodontic Centers of America and Pediatrix.

Update on Green

Historical Forward P/E

Last Five Years

% Change to Current (T) From:

Sector Current (T) T-5 High Average Low T-5 High Average Low

Green 13.7x 11.8x 20.8x 11.9x 5.5x 16.4% (34.3%) 14.9% 147.6%

Other Facilities (1) 23.8 18.5 51.1 23.2 5.9 29.1% (53.4%) 2.8% 301.5%

PPM (2) 12.2 12.7 25.1 13.5 5.9 (4.5%) (51.5%) (9.8%) 106.8%

(1) Other Facilities include Amsurg, MedCath and United Surgical Partners.

(2) PPMs include Orthodontic Centers of America and Pediatrix.

Update on Green

Historical Enterprise Value/ Trailing EBITDA(1)

Last 5 Years

% Change to Current

High Average Low High Average Low

Current 6.0x - - - - - -

Last Month 6.6x 6.0x 5.7x (9.1%) 0.6% 5.5%

Last 6 Months 6.6 4.9 3.8 (9.1%) 21.5% 59.2%

Last Year 6.6 4.8 3.8 (9.1%) 26.1% 59.2%

Last 3 Years 7.9 5.2 3.4 (24.1%) 15.5% 75.1%

Last 5 Years 14.1 5.7 3.4 (57.3%) 5.0% 76.6%

Blue Offer: 7.0x(2)

April 10, 2003 Blue Offer: 6.3x-6.4x

Last 2 Years

Blue Offer: 7.0x(2)

April 10, 2003 Blue Offer: 6.3x-6.4x

The transaction proposed by Blue represents 7.0x trailing EBITDA, versus a current Enterprise Value of 6.0x; the average during the past six months is 4.9x

(1) Enterprise Value equal to fully-diluted market value of equity + debt + preferred stock + minority interest—cash and equivalents.

(2) Represents approximate midpoint of Blue’s proposed range ($14.70).

Update on Green

Multiples of Select Public Comparable Companies

2004 P/E

Physician Practice Management

Other Facilities

With Blue Offer (1)

2005 P/E

Physician Practice Management

Other Facilities

With Blue Offer (1)

There are no true comparable companies for Green; among related sectors, physician companies trade at lower P/E multiples, while other facilities trade at a premium

Note: EPS estimates from First Call as of March 2, 2004. Prices as of March 2, 2004.

(1) Assumes Blue offer of $14.70 per share.

Update on Green

Multiples of Select Public Comparable Companies (Continued)

Enterprise Value / 2003 EBITDA

Physician Practice Management

Other Facilities

With Blue Offer (1)

Enterprise Value / 2005 EBITDA

Physician Practice Management

Other Facilities

With Blue Offer (1)

As a multiple of EBITDA, Green trades in line with physician companies and other facilities

Note: Based on diluted shares outstanding using the treasury stock method as of March 2, 2004. Enterprise Value = Market Value + Debt + Preferred Stock + Minority Interest

- Cash. EBITDA estimates based on Merrill Lynch and Wall Street research.

(1) Assumes Blue offer of $14.70 per share.

(2) EBITDA multiples calculated by excluding Minority Interest and deducting Minority Interest Expense from Enterprise Value and EBITDA, respectively.

Update on Green

Price and Volume Analysis

Last Twelve Months

Percent of Volume Which Traded in Stock Price Range

Float 69.5m Total Volume 152.9m Turnover 2.2x

Percent of Volume Which Traded Below Stock Price Range

Approximately 159 million shares have traded during the past year between $6.00 and $14.00

Note: As of March 2, 2004.

Update on Green

Detailed Shareholder Profile

($ in Millions)



Retail/ Other
3%
Insider Holdings
20%
77%
Institutional Holdings

	Currently Outstanding			
Institutional Ownership [1]	**Shares Held**	**Market Value** [1]	**% of Total**	**% of Float**
Barclays Global Investors	5,720,683	$71.6	6.6%	8.2%
Dimensional Fund Advisors, Inc.	5,519,213	69.1	6.4%	7.9%
LSV Asset Mgmt	3,533,500	44.2	4.1%	5.1%
AXA Rosenberg Investment Mgmt LLC	3,030,975	37.9	3.5%	4.4%
Batterymarch Financial Mgmt, Inc.	3,000,420	37.6	3.5%	4.3%
PAR Capital Mgmt, Inc.	2,835,400	35.5	3.3%	4.1%
Rice, Hall, James & Associates LLC	2,611,852	32.7	3.0%	3.8%
Hotchkis & Wiley Capital Mgmt LLC	2,047,697	25.6	2.4%	2.9%
Royce & Associates LLC	1,900,140	23.8	2.2%	2.7%
Strong Capital Mgmt, Inc.	1,794,877	22.5	2.1%	2.6%
Goldman Sachs Asset Mgmt	1,448,885	18.1	1.7%	2.1%
Investment Counselors of Maryland LLC	1,440,525	18.0	1.7%	2.1%
Vanguard Group	1,398,485	17.5	1.6%	2.0%
OppenheimerFunds, Inc.	1,319,200	16.5	1.5%	1.9%
Whitney Asset Mgmt, LLC	1,290,000	16.2	1.5%	1.9%
Top Fifteen Institutions	38,891,852	$486.9	44.9%	56.0%
Other 13F Institutions (195)	27,649,365	346.2	31.9%	39.8%
Total 13F Institutions	66,541,217	$833.1	76.9%	95.8%
Total Retail	2,938,661	36.8	3.4%	4.2%
Total Public Float	69,479,878	$869.9	80.3%	100.0%
Insider Ownership [2]				
Russell L. Carson [3]	13,000,877	$162.8	15.0%	
J. Taylor Crandall	3,684,350	46.1	4.3%	
Richard B. Mayor	133,454	1.7	0.2%	
Joseph S. Bailes, M.D.	64,993	0.8	0.1%	
Total Insiders and Beneficial Owners	17,061,122	$48.6	19.7%	
Total Shares Outstanding [4]	86,541,000	$1,083.5	100.0%	

(1) *Data as of March 2, 2004.*
(2) *Source: Company proxy dated June 25, 2003.*
(3) *Includes 12.448mm shares held by Blue.*
(4) *Basic shares outstanding as of February 25, 2004 per press release dated February 26, 2004.*

12

Update on Green
Institutional Momentum

Top 10 Institutional Holders Today

Rank	Institution	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03	12/01 to 12/03 Percent Change
		Shares Held as of the Fiscal Quarter Ended (in Millions)									
1	Barclays Global Investors	2.5	2.8	3.3	3.1	2.8	3.7	4.0	4.7	5.7	124.9%
2	Dimensional Fund Advisors, Inc.	6.2	6.3	6.3	6.0	6.0	6.0	5.8	5.8	5.5	(11.5%)
3	LSV Asset Mgmt	1.6	2.3	2.5	2.9	3.3	3.5	3.5	3.3	3.5	116.4%
4	AXA Rosenberg Investment Mgmt LLC	1.8	1.6	1.7	2.0	2.4	2.8	2.8	3.0	3.0	70.9%
5	Batterymarch Financial Mgmt, Inc.	0.0	0.1	--	--	0.1	0.3	0.9	2.1	3.0	N.M.
6	PAR Capital Mgmt, Inc.	2.0	2.0	2.0	2.2	2.2	2.4	2.8	2.8	2.8	41.8%
7	Rice, Hall, James & Associates LLC	--	--	--	--	--	--	--	--	2.6	N.M.
8	Hotchkis & Wiley Capital Mgmt LLC	0.2	0.2	0.2	0.2	0.2	0.2	0.4	1.0	2.0	1,116.7%
9	Royce & Associates LLC	0.0	0.0	0.5	0.6	0.6	1.0	1.1	1.6	1.9	N.M.
10	Strong Capital Mgmt, Inc.	0.4	0.3	0.4	0.4	0.5	0.5	1.1	1.8	1.8	400.2%

	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03
Aggregate Ownership - #	14.7	15.7	17.0	17.4	18.1	20.2	22.4	26.1	32.0
Change from Prior Quarter - %	8.2%	6.5%	8.1%	2.4%	4.2%	11.7%	10.9%	16.3%	22.8%
Aggregate Ownership - % of Total Institutional	35.8%	40.1%	41.0%	41.7%	41.5%	44.6%	44.8%	49.0%	49.0%
Volume Weighted Average Price During Quarter	$5.51	$8.38	$9.07	$7.94	$8.56	$7.65	$7.91	$7.69	$9.79

Over the past two years, the Top 10 current institutional holders have increased their positions substantially, adding a net of 17 million shares (117% above 12/01 levels)

Source: FactSet Lionshare as of March 2, 2004.

13

Strategic Alternatives

Strategic Alternatives

Shareholder Perspective on Key Alternatives

Rationale Issues

??Financial outlook is positive ? No control premium

??Adequate capital ? Execution challenges

Status Quo ??Physician relations – no transaction to explain ? Reimbursement risk

? Physician relationships could deteriorate

? Continued shareholder exposure to public

market risk

Stock ??May receive control premium ? Long list of low probability buyers

Combination ??Potential for synergistic combination ? Aversion to physician business with Strategic ??Potential to participate in continued upside ? Risk of process damaging company

? Continued shareholder exposure to public

Partner

Strategic market risk

Alternatives

Sale for Cash to ??Typically receive control premium ? Long list of low probability buyers

Strategic ??Potential to capture synergies ? Aversion to physician business

Partner ??Ends shareholder downside risk ? Risk of process damaging company

? Cash sale caps shareholder upside

??Typically receive control premium ? Cash sale caps shareholder upside

Leveraged ??Appears feasible from a financing and equity ? Some financing risk return perspective Process must be designed appropriately

Buyout ?

??Ends shareholder downside risk

??Provides premium for some shares ? Leverage reduces operational flexibility

Leveraged

??Accretive to EPS and growth ? Exposes public market investors to leverage

Recapitalization risk

Strategic Alternatives

Green Standalone Financial Projection Assumptions

Key Assumptions

? Valuation analysis based on financial projections and development pipeline data provided by management

? Financial statements projected through 2008

? Projections for the base business apply growth rates and margins based on same store analysis to forecast revenue and EBITDA by product line

? Projections include growth in Medical Oncology and Outpatient Cancer Center Operations built up from base assumptions

– Unit level P&L for years 1 through 6 for each new addition

– Capital expenditures per new addition

– Number of centers/doctors added per year

? Maintenance capital expenditures based on historical levels and vary with revenue

? Forecasts take a conservative approach in relation to the following aspects:

? Excludes additional radiation oncologists at cancer centers

? Excludes potential new PPM additions

? Does not address opportunity to handle own logistics

? Assumes conversion to ASP + 6%

? Factors in a 2% prompt pay discount in definition of ASP

Strategic Alternatives

Summary Green Standalone Financial Projections

(Dollars in Millions, Except Per Share Data)

Historical FYE December 31, Projected Fiscal Year Ending December 31, 2003-2008

2000 2001 2002 2003 2004 2005 2006 2007 2008 CAGR

Summary Income Statement

Revenue $ 1,333.1 $ 1,515.9 $ 1,651.3 $ 1,965.7 $ 2,231.7 $ 2,394.2 $ 2,682.0 $ 2,944.3 $ 3,215.8 10.3%

% Growth 13.7% 8.9% 19.0% 13.5% 7.3% 12.0% 9.8% 9.2%

EBITDA 178.7 175.0 189.3 210.2 228.0 208.3 235.6 259.5 283.7 6.2%

% Margin 13.4% 11.5% 11.5% 10.7% 10.2% 8.7% 8.8% 8.8% 8.8%

EBIT 103.6 103.1 117.4 136.1 146.4 123.2 147.0 167.5 188.3 6.7%

% Margin 7.8% 6.8% 7.1% 6.9% 6.6% 5.1% 5.5% 5.7% 5.9%

Net Income 47.6 50.0 58.1 71.1 83.3 69.0 84.0 98.6 113.7 9.8%

% Margin 3.6% 3.3% 3.5% 3.6% 3.7% 2.9% 3.1% 3.3% 3.5%

EPS $ 0.47 $ 0.50 $ 0.59 $ 0.78 $ 0.94 $ 0.78 $ 0.95 $ 1.11 $ 1.28 10.5%

% Growth 5.2% 19.5% 30.5% 20.9% (17.2%) 21.6% 17.4% 15.3%

Selected Cash Flow Items

Depreciation & Amortization $ 75.1 $ 71.9 $ 71.9 $ 74.1 $ 81.6 $ 85.1 $ 88.5 $ 92.0 $ 95.4

Change in Net Working Capital 38.5 75.7 3.9 32.1 35.4 7.9 0.6 1.5 1.3

Capital Expenditures 83.1 64.7 60.3 89.2 91.5 92.1 94.3 96.5 98.7

First Call EPS Estimates $ 0.47 $ 0.50 $ 0.59 $ 0.77 $ 0.92 $ 0.71 n/a n/a n/a

Strategic Alternatives

Summary Valuation (1)

Trading Premiums

Public Comparables Discounted Cash Flow (3) LBO Value

History Paid (2)

20%—30%

Precedent

5 Year IRR

Based on Transactions

Based on Discount Rate: Discount Rate:

FY2005E

FY2005E EPS 9.5%—11.5% 9.5%—11.5% 5.0x

52-Week EBITDA of Final Offer as

of $ 0.71 Debt/LTM

$209.0 mm a Premium to

Terminal Value: 3.0%—4.0% EBITDA

High / Low Price 1 Day

P/E Multiple: 6.0x—8.0x Perpetual

Multiple: Prior ($ 12.52)

12.0x - 20.0x 2008 EBITDA Growth 2008 Exit @

6.0x—8.0x

6.0x – 8.0x

10% - 30%

2008 EBITDA

(1) Diluted equity value per share calculated using net debt of $154.1mm and diluted shares outstanding of 88.8mm. (2) Shown relative to Green closing stock price of $12.52 on March 2, 2004.

(3) Discounted to 3/31/04.

(4) Based upon management projection for EBITDA in 2005 and Merrill Lynch Investment Banking estimates.

Strategic Alternatives

Relative Value Comparison

Illustrative Share Value (1)

Leveraged Recapitalization Scenarios

Street Estimates Management Base Case

(1) Status quo and leveraged recapitalization share value calculated on weighted average of pro forma share price and purchase price of shares bought back. Pro forma share price calculated using 2005 P/E multiple of 17.6x (2005 EPS of $0.71 from First Call).

(2) Assumes solicitation of consent from current bondholders to incur $150mm incremental indebtedness. New debt plus existing cash used to repurchase $200mm of stock at 15% premium.

(3) Assumes new capital structure at 2.8x net debt/2003 EBITDA. $400mm used to repurchase shares. Assumes share buyback at 15% premium.

Strategic Alternatives

Assessment of Potential Acquirors [1]

		Market Value	FY 2004 P/E	Interest Level	Capacity	Rationale	Issues
Pharma/ Biotech	Johnson & Johnson	$156,917	17.9x	○	●	▪ Direct conduit to specific patient population ▪ Unique data opportunities/access	▪ Not interested in facility ownership/physician management ▪ Competitors as suppliers
	AstraZeneca	82,877	23.6				
	Amgen	81,566	26.7				
	Bristol-Myers	54,533	18.3				
Drug Distributors	Cardinal	$28,644	18.1x	◔	◕	▪ Interested in specialty distribution	▪ Not interested in facility ownership/physician management
	McKesson	8,069	13.0				
	AmerisourceBergen	6,541	14.1				
Hospitals	HCA	$20,218	14.3x	◔	◕	▪ Capture additional market share in major markets	▪ Unlikely to extend into physician management
	Tenet	5,567	17.7				
	Universal	2,635	15.3				
	Triad	2,542	14.6				
PBMs	Caremark/ADVP [2]	$14,737	23.4x	○	◑	▪ Interested in specialty distribution	▪ Not interested in facility ownership/physician management
	Medco	8,615	15.2				
	Express Scripts	5,772	19.2				
Labs	Quest	$8,356	17.0x	◔	◑	▪ Need new growth avenues	▪ Not interested in facility ownership/physician management
	LabCorp	5,542	15.5				

(1) *Basic market value in millions of dollars as of March 2, 2004. P/E multiples based on First Call estimates.*
(2) *Market Value pro forma for AdvancePCS acquisition.*

19

Strategic Alternatives

Assessment of Potential Acquirors (Continued) (1)

Market Interest

Value FY 2004 P/E Level Capacity Rationale Issues

Fresenius $ 4,624 15.5x ??Additional chronic ??Not interested in physician

DaVita 2,976 15.2 treatment platform management

Dialysis ? ?

Renal Care Group 2,205 18.9

OmniCare $ 4,721 17.8x ??Interested in ??Unlikely to extend into facility

Institutional pharmaceutical distribution ownership/physician

Pharma ? ? and CRO opportunities management

Accredo $ 1,741 22.4x ??Gain new therapeutic ??Unlikely to extend into facility

Specialty Priority 969 17.0 leadership ownership/physician

Distributors ? management

??Limited capacity

MDS $ 2,262 20.8x ??Expand/enhance oncology ??Potential compete-with-

Covance 1,833 20.8 CRO capability customer

CROs ? ? ??Unlikely to extend into facility

Pharma. Prod. Dev. 1,692 17.6

ownership/physician

management

(1) Basic market value in millions of dollars as of March 2, 2004. P/E multiples based on First Call estimates.

Blue Proposal

Blue Proposal

Summary of Key Terms

Proposed Transaction: ? Pursuant to a non-binding letter of interest dated February 23, 2004, Blue proposes to enter into a transaction whereby Blue would acquire all of the publicly held shares of Green it does not already own for a cash price ranging between $14.65 and $14.80 per share

? 11.2% – 12.3% premium to February 22, and 17.0% – 18.2% premium to March 2 closing prices of $13.18 and $12.52, respectively

??$14.80/share represents Green enterprise value of $1,468 (7.0x 2003 EBITDA)

Assumed Sponsor Equity ? Approximately $487 million of total equity of which approximately $300 million is expected to

Investment: be new equity from Blue (and potentially other parties)

? Senior management to be offered opportunity to participate in the transaction through both direct investment and restricted stock and/or stock options

? Also expect to offer all physicians who are accredited investors the opportunity to invest in the transaction on same terms as Blue

Assumed Debt Financing: ? Approximately $1.1 billion total

??$520 million New Bank Debt

??$520 million High Yield Debt

Exclusivity/Confidentiality: ? 30 day window in which Blue has opportunity to negotiate proposed transaction on an exclusive basis

? Public disclosure of Blue interest “…would in all likelihood cause Blue to terminate its interest in the Company.”

Other Terms: ? Amendable to having the acquisition agreement permit the company to consider more attractive transactions and to terminate any merger agreement, subject to a “below market break-up fee”

Blue Proposal

Pricing Matrix

Implied Statistic Based on:

Reference Point $ 14.65 $ 14.80 $ 15.00 $ 15.50

Premium Current Price: $ 12.52 17.0% 18.2% 19.8% 23.8%

90-Trading Day Average: $ 11.21 30.7% 32.1% 33.9% 38.3%

52-Week High: $ 13.68 7.1% 8.2% 9.6% 13.3%

Trading

52-Week Average: $ 8.90 64.6% 66.3% 68.5% 74.1%

Range

52-Week Low: $ 6.85 113.9% 116.1% 119.0% 126.3%

P/E 2005 First Call: $ 0.71 20.6x 20.8x 21.1x 21.8x

Multiple 2005 Management: $ 0.78 18.8x 19.0x 19.3x 19.9x

EBITDA 2003A EBITDA: $ 210.2 6.9x 7.0x 7.1x 7.3x

Multiple 2005E Management: $ 208.3 7.0x 7.0x 7.1x 7.3x

Relative to

Scenario I Recap Value: $ 14.59 0.4% 1.5% 2.8% 6.3%

Leveraged

Scenario II Recap Value: $ 15.64 (6.3%) (5.4%) (4.1%) (0.9%)

Recapitalization

Blue Proposal

Illustrative Transaction Summary

Transaction Value ($mm, Except Per Share)

Fully Diluted Shares Outstanding (mm)	88.8
Current Stock Price on 03/02/04	$12.52
Purchase Price Per Share	$14.80
Premium to Current Stock Price	*18.2%*
	Amount
Purchase Price of Equity	$1,314.0
Transaction Costs	93.0
Net Debt	154.1
Transaction Value	**$1,561.2**

Leverage and Coverage

	PF2003	PF2004	2005
EBITDA/Interest Expense	3.3x	3.5x	3.0x
Senior Debt/EBITDA	2.5	2.0	2.0
Total Debt/EBITDA	5.0	4.3	4.5
Adjusted Debt/EBITDAR [(1)]	5.7	5.1	5.4
	Year 4	**Year 5**	**Year 6**
% of Senior Debt Paydown	39.1%	53.7%	69.0%
% of Total Debt Paydown	19.6%	26.8%	34.5%

Transaction Sources & Uses of Funds

		Financing Rate	Amount ($mm)	%
Sources	Term Loan B	3.6%	520.7	31.6%
	Senior Sub.	8.8%	520.7	31.6%
	Excess Cash	1.1%	120.0	7.3%
	Management Preferred	7.0%	67.0	4.1%
	Sponsor Preferred	7.0%	324.0	19.6%
	Management Equity	n/a	16.7	1.0%
	Sponsor Equity	n/a	81.0	4.9%
	Total Sources		**$1,650.0**	**100.0%**
Uses	Share Repurchase		$1,314.0	
	Fees & Expenses		93.0	
	Refinanced Debt		243.0	
	Total Uses		**$1,650.0**	

Implied Multiples

	Amount ($mm)	Multiple
EV/2003 EBITDA	$210.2	7.0x
EV/2004 EBITDA	228.0	6.4x
EV/2005 EBITDA	208.3	7.0x
EV/2003 Revenue	1,965.7	0.75x
EV/2004 Revenue	2,231.7	0.66x
EV/2005 Revenue	2,394.2	0.61x

(1) Assumes 8x rents.

23

Blue Proposal

Summary of Equity Returns—Management Base Case

Purchase Price 2006 2007 2008 2009 2010

Exit Multiple: $ 14.70 3.2% 11.6% 15.2% 16.7% 17.4%

6.0x LTM 15.00 1.2% 10.0% 13.9% 15.6% 16.5%

EBITDA 15.50 (1.9%) 7.6% 11.9% 14.0% 15.1%

Purchase Price 2006 2007 2008 2009 2010

Exit Multiple: $ 14.70 18.3% 21.1% 21.7% 21.5% 21.1%

7.0x LTM 15.00 15.9% 19.3% 20.3% 20.4% 20.2%

EBITDA 15.50 12.4% 16.7% 18.2% 18.6% 18.7%

Purchase Price 2006 2007 2008 2009 2010

Exit Multiple: $ 14.70 31.0% 29.0% 27.2% 25.6% 24.3%

8.0x LTM 15.00 28.3% 27.1% 25.7% 24.4% 23.3%

EBITDA 15.50 24.3% 24.3% 23.5% 22.6% 21.8%

Process Considerations

Process Considerations

Key Considerations

Key considerations for maximizing shareholder value

? Status quo is a viable alternative, albeit involving risks

– Impact, in 2005 and beyond, of Medicare reimbursement changes; do managed care companies “pile on”

– Management has confidence in business plan and capital structure is appropriate

– Potential to supplement status quo alternative via share buy back / recapitalization scenarios

? Sale to a strategic buyer could generate significant value, but the long list of low probability buyers creates risk from running such a process and low confidence in a successful outcome

? Blue is a credible financial buyer, with deep knowledge of the company and of financing markets, and has offered a 17.0% to 18.2% premium to the current stock price (1)

(1) Current stock price of $12.52 dated March 2, 2004.

Process Considerations

Key Process Considerations

Exclusivity Period – Blue requested 30 days

No Shop – Blue proposes preventing the Company from initiating contact with other buyers

Fiduciary Out – Permits a “market check” by allowing the Company to respond to contacts initiated by other potential buyers; allows Board to change its recommendation to stockholders and terminate agreement to accept a superior proposal, subject to payment of termination fee and expenses

Termination Fee – Blue proposes a “below market” termination fee

Process Considerations

Potential Responses to Blue Proposal

Alternatives for Responding to Blue Proposal:

Accept ??Accept revised proposal, commence diligence and contract negotiation

??Suggest price is close, commence diligence, negotiate for higher price Negotiate ??Counter-offer with a higher price

? Potentially communicate the Company’s ability to generate value under status quo or leveraged recapitalization scenarios

? Reject proposal based on price, exclusivity request and proposed process; commence contacting other potential buyers

Reject

? Communicate that the Special Committee is not prepared to consider a sale of the Company at a price in the range proposed

Appendix

Appendix

Review of Select Comparable Companies

($ in Millions, Except Per Share Data)

Company	Price 3/2/04	% of 52 Wk High	Market Value [1]	Ent. Val. [2]	P/E [3] 2004	P/E [3] 2005	P/E/G 2005	Ent. Value/ Revenue [4] 2005	Ent. Value/ EBITDA [4] 2004	Ent. Value/ EBITDA [4] 2005	5-Yr EPS Growth Rate [3]	Analyst Coverage
Physician Practice Management												
Pediatrix Medical	$62.00	96.6%	$1,616	$1,590	15.3x	13.2x	0.88x	2.19x	9.1x	7.8x	15%	5
Orthodontic Centers of America	$7.31	69.6%	368	463	8.9	7.3	0.58	1.13	4.3	3.8	13%	6
				Mean:	***12.1x***	***10.3x***	***0.73x***	***1.66x***	***6.7x***	***5.8x***	***14%***	
				Median:	***12.1***	***10.3***	***0.73***	***1.66***	***6.7***	***5.8***	***14%***	
Other Facilities												
United Surgical Partners	$37.50	94.1%	$1,094	$1,416	28.4x	22.7x	1.01x	2.49x	9.1x	8.2x	23%	12
Amsurg [5]	$34.13	85.2%	709	795	19.4	16.4	0.82	1.87	8.7	6.4	20%	13
MedCath	$15.00	97.4%	275	580	N.M.	N.A.	N.M.	N.A.	6.4	NA	15%	3
				Mean:	***23.9x***	***19.6x***	***0.92x***	***2.18x***	***8.1x***	***7.3x***	***19%***	
				Median:	***23.9***	***19.6***	***0.92***	***2.18***	***8.7***	***7.3***	***20%***	
Green	**$12.52**	**91.3%**	**$1,112**	**$1,266**	**13.6x**	**17.6x**	**1.76x**	**0.61x**	**5.9x**	**6.1x**	**10%**	**3**

(1) Based on diluted shares outstanding using the treasury stock method.
(2) Enterprise Value = Market Value + Debt + Preferred Stock + Minority Interest - Cash.
(3) EPS estimates and growth rate estimates from First Call as of March 2, 2004.
(4) EBITDA estimates based on Merrill Lynch and Wall Street research.
(5) EBITDA multiples calculated by excluding Minority Interest and deducting Minority Interest Expense from Enterprise Value and EBITDA, respectively.

28

Appendix

Review of Select Comparable Transactions (1)

($            in Millions)

Date Transaction Transaction Value as a Multiple of Forward (2)

Announced Target Acquiror Value Revenue EBITDA EBIT

Physician Practice Management

09/08/03 StatusOne Health Systems American Healthways, Inc. $ 65.0 4.61x 29.6x 31.4x

02/15/01 Magella Healthcare (3) Pediatrix Medical 191.9 2.42 7.6 N.A.

03/03/99 Concentra Managed Care Blue 1,164.3 1.64 11.3 12.5

12/14/98 Physician Reliance Network American Oncology Resources 686.6 1.73 8.9 10.7

American Oncology Resources Physician Reliance Network 802.7 1.78 9.5 13.0

Mean: 2.43x 13.4x 16.9x

Median: 1.78 9.5 12.7

Other Facilities

05/06/98 National Surgery Centers HealthSouth 699.0 5.15 14.4 17.7

04/15/98 Columbia/HCA Healthcare HealthSouth 500.0 3.22 10.3 N.A.

(Ambulatory Surgery Centers)

03/13/98 MedCath Blue and KKR 337.4 1.76 7.0 13.5

Mean: 3.37x 10.6x 15.6x

Median: 3.22 10.3 15.6

(1) Source: SDC Platinum as of March 2, 2004 unless otherwise indicated.

(2) Source: Wall Street research prior to announcement date.

(3) Source: Company filings. Multiples are as of last fiscal year results.

Appendix

Review of Premiums Paid in Select Comparable Transactions (1)

($            in Millions)

Date Offer % Premium

Announced Target Acquiror Price 1 Day 1 Wk Average 1 Mo. Average

Physician Practice Management

09/08/03 StatusOne Health Systems American Healthways, Inc. N.A. N.A. N.A. N.A.

02/15/01 Magella Healthcare Pediatrix Medical N.A. N.A. N.A. N.A.

03/03/99 Concentra Managed Care Blue $ 16.50 41.9% 43.9% 51.7%

12/14/98 Physician Reliance Network American Oncology Resources $ 12.22 6.3% 8.6% 20.4%

American Oncology Resources Physician Reliance Network $ 13.00 0.0% 0.9% 9.0%

Mean: 16.1% 17.8% 27.0%

Median: 6.3% 8.6% 20.4%

Other Facilities

05/06/98 National Surgery Centers HealthSouth $ 30.50 8.9% 8.5% 12.2%

04/15/98 Columbia/HCA Healthcare HealthSouth N.A. N.A. N.A. N.A.

(Ambulatory Surgery Centers)

03/13/98 MedCath Blue and KKR $ 19.00 15.2% 15.1% 21.1%

Mean: 12.0% 11.8% 16.6%

Median: 12.0% 11.8% 16.6%

(1) Source: SDC Platinum as of March 2, 2004.

Appendix

Review of Premiums Paid by Blue in Precedent Transactions (1)

Date Offer % Premium

Announced Target Acquiror Price 1 Day Prior 1 Week Avg. 1 Month Avg.

12/09/02 AmeriPath Inc Blue $ 21.25 29.2% 23.4% 31.3%

11/04/02 Ebenx Blue 4.85 146.2% (2) 113.3% (2) 166.8% (2)

03/31/00 Policy Management Systems Corp. Blue 14.00 60.0% 48.7% 60.6%

04/05/99 BancTec Blue 18.50 42.3% 35.9% 23.9%

03/03/99 Concentra Managed Care Blue 16.50 41.9% 43.9% 51.7%

10/21/98 Centennial HealthCare Blue 16.00 88.2% (2) 100.3% (2) 97.8% (2)

07/02/98 Centennial Cellular Blue and Blackstone 43.50 13.4% 16.7% 22.6%

03/13/98 MedCath Blue and KKR 19.00 15.2% 15.1% 21.1%

Mean: 33.7% 30.6% 35.2%

Median: 35.6% 29.7% 27.6%

(1) Source: SDC Platinum as of March 2, 2004.

(2) Excluded from summary calculations.

Appendix

Review of Premiums Paid in Selected Recent U.S. Transactions (1)

Transaction Values Ranging from $1Bn to $2Bn

Date Announced	Target	Acquiror	Offer Price	% Premium 1 Day Prior	% Premium 1 Week Avg.	% Premium 1 Month Avg.
02/26/04	ILEX Oncology	Genzyme Corp	$26.00	21.7%	22.6%	16.0%
02/17/04	National City Corp	National City Corp	35.39	2.4%	0.7%	1.9%
02/10/04	ChipPAC	ST Assembly Test Services	11.61	29.1%	51.7%	42.0%
01/13/04	TheraSense	Abbott Laboratories	27.00	1.4%	26.1%	38.9%
12/21/03	Esperion Therapeutics	Pfizer Inc	35.00	54.2%	55.6%	54.6%
12/15/03	Gulfterra Energy Partners	Enterprise Products Partners	41.27	2.7%	3.0%	2.6%
12/10/03	Masco Corp	Masco Corp	28.12	1.6%	0.5%	3.1%
11/03/03	GlobeSpanVirata	Conexant Systems	6.70	9.6%	5.5%	(4.7%)
10/14/03	Documentum	EMC Corp	31.43	10.1%	27.7%	39.7%
09/17/03	MONY Group	AXA Financial	31.00	5.7%	7.2%	9.2%
07/24/03	IGEN International	Roche Holding	47.25	27.0%	32.1%	42.3%
07/14/03	OfficeMax	Boise Cascade Corp	10.55	22.7%	45.2%	55.5%
07/14/03	Overture Services	Yahoo!	24.41	1.5%	10.3%	28.3%
07/08/03	Legato Systems	EMC Corp	10.57	6.7%	18.1%	25.9%
06/17/03	Jostens	Credit Suisse First Boston	48.00	41.2%	49.6%	55.8%
06/09/03	Veridian	General Dynamics	35.00	1.5%	22.6%	40.1%
06/02/03	JD Edwards & Co	PeopleSoft Inc	14.33	13.8%	21.0%	23.1%
05/14/03	Crown American Realty Trust	Pennsylvania Real Estate Inv	13.92	30.5%	30.1%	33.4%
04/01/03	Clayton Homes Inc	Berkshire Hathaway	12.50	12.3%	11.7%	14.5%
		Mean:		***15.6%***	***23.2%***	***27.5%***
		Median:		***10.1%***	***22.6%***	***28.3%***

(1) *Source: SDC Platinum as of March 2, 2004.*

32

Appendix

Weighted Average Cost of Capital

Comparable Levered Marginal Equity Debt to Debt to Unlevered Levered Unlevered

Companies Beta (1) Tax Rate Debt Market Value Equity Capitalization Beta (2) Return Return (3)

Pediatrix 0.51 38.0% 1.9 1,615.6 0.1% 0.1% 0.51 8.4% 8.4%

Orthodontic Center of America 1.12 37.8% 105.3 368.4 28.6% 22.2% 0.95 12.6% 11.5%

United Surgical Partners 0.58 35.6% 304.7 1,094.0 27.9% 21.8% 0.49 8.9% 8.2%

Amsurg 0.12 40.0% 54.7 709.1 7.7% 7.2% 0.11 5.6% 5.6%

MedCath 1.04 30.0% 370.4 275.4 134.5% 57.4% 0.54 12.1% 8.6%

Average 0.67 36.3% 39.7% 21.7% 0.52 9.5% 8.4%

USON 0.890 38.0% 268.2 1,103.8 24.3% 19.5% 0.77 11.0% 10.2%

Levered Cost of Equity (5)

Macroeconomic Unlevered Beta’s

Assumptions Debt/Cap 0.67 0.72 0.77 0.82 0.87

Risk Free Rate 4.8% 0.0% 10.1% 10.5% 10.8% 11.2% 11.6%

Large Cap Risk Premium (4) 7.0% 10.0% 10.4% 10.8% 11.3% 11.7% 12.1%

Mid Cap Risk Premium (4) 0.8% 20.0% 10.9% 11.3% 11.8% 12.2% 12.7%

Estimated Market Return 12.6% 30.0% 11.5% 12.0% 12.5% 13.0% 13.4%

40.0% 12.2% 12.8% 13.3% 13.9% 14.5%

Capital Structure WACC (6)

Debt to Equity to Cost Unlevered Beta’s

Capitalization Capitalization of Debt Debt/Cap 0.67 0.72 0.77 0.82 0.87

0.0% 100.0% 6.0% 0.0% 10.1% 10.5% 10.8% 11.2% 11.6%

10.0% 90.0% 6.5% 10.0% 9.8% 10.2% 10.5% 10.9% 11.3%

20.0% 80.0% 7.0% 20.0% 9.6% 9.9% 10.3% 10.7% 11.0%

30.0% 70.0% 7.5% 30.0% 9.4% 9.8% 10.1% 10.5% 10.8%

40.0% 60.0% 8.0% 40.0% 9.3% 9.7% 10.0% 10.3% 10.7%

(1) Adjusted betas. Source: Merrill Lynch Beta Book.

(2) Unlevered Beta = (Levered Beta/(1 + (1—Tax Rate) * Debt/Equity)). Assumes beta of debt equals zero.

(3) Unlevered Return = (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)).

(4) Source: Ibbotson Associates.

(5) Levered Cost of Equity = (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium)).

(6) WACC = ((Net Debt/Capitalization * (Cost of Debt * (1- Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)).

Appendix

Discounted Cash Flow Analysis—Management Base Case

EBITDA Exit Multiple Method Projected Fiscal Year Ending December 31,

Q2 ‘04 Q3 ‘04 Q4 ‘04 2005 2006 2007 2008

Sales $ 543.3 $ 571.2 $ 600.6 $ 2,394.2 $ 2,682.0 $ 2,944.3 $ 3,215.8

EBITDA 55.5 58.3 61.3 208.3 235.6 259.5 283.7

Less: Depreciation and Amortization (20.4) (20.4) (20.4) (85.1) (88.5) (92.0) (95.4)

EBIT 35.1 37.9 40.9 123.2 147.0 167.5 188.3

Less: Taxes @ 38.0% (13.3) (14.4) (15.6) (46.8) (55.9) (63.7) (71.6)

Tax-effected EBIT 21.8 23.5 25.4 76.4 91.2 103.9 116.8

Plus: Depreciation and Amortization 20.4 20.4 20.4 85.1 88.5 92.0 95.4

Less: Capital Expenditures (25.0) (25.0) (16.5) (92.1) (94.3) (96.5) (98.7)

Less: Change in Working Capital (3.5) (7.7) (7.8) 7.9 0.6 1.5 1.3

Less: Change in Deferred Taxes — — (60.2) 5.5 5.5 5.5 5.5

Free Cash Flow $ 13.6 $ 11.3 ( $ 38.7) $ 82.8 $91.5 $ 106.3 $ 120.2

Free Cash Flow Growth Rate 10.6% 16.2% 13.1%

Discounted PV of Terminal Value as a

Cash Flows Multiple of 2008 EBITDA Firm Value

Discount Rate (Q2 ‘04—2008) 6.0x 7.0x 8.0x 6.0x 7.0x 8.0x

9.5% $ 283.6 $ 1,106.2 $ 1,290.5 $ 1,474.9 $ 1,389.8 $ 1,574.1 $ 1,758.5

10.0% $ 279.3 $ 1,082.5 $ 1,262.9 $ 1,443.3 $ 1,361.8 $ 1,542.2 $ 1,722.6

10.5% $ 275.1 $ 1,059.4 $ 1,236.0 $ 1,412.5 $ 1,334.5 $ 1,511.0 $ 1,687.6

11.0% $ 270.9 $ 1,036.9 $ 1,209.7 $ 1,382.6 $ 1,307.9 $ 1,480.7 $ 1,653.5

11.5% $ 266.9 $ 1,015.0 $ 1,184.2 $ 1,353.4 $ 1,281.9 $ 1,451.1 $ 1,620.2

Net Debt Total Equity Value Representative Share Price

Discount Rate (12/31/03) 6.0x 7.0x 8.0x 6.0x 7.0x 8.0x

9.5% $ 154.1 $ 1,235.6 $ 1,420.0 $ 1,604.3 $ 13.92 $ 15.99 $ 18.07

10.0% $ 154.1 $ 1,207.6 $ 1,388.0 $ 1,568.4 $ 13.60 $ 15.63 $ 17.67

10.5% $ 154.1 $ 1,180.3 $ 1,356.9 $ 1,533.5 $ 13.29 $ 15.28 $ 17.27

11.0% $ 154.1 $ 1,153.7 $ 1,326.5 $ 1,499.4 $ 12.99 $ 14.94 $ 16.89

11.5% $ 154.1 $ 1,127.8 $ 1,296.9 $ 1,466.1 $ 12.70 $ 14.61 $ 16.51

Appendix

Discounted Cash Flow Analysis—Management Base Case

Perpetuity Growth Method Projected Fiscal Year Ending December 31,

Q2 ‘04 Q3 ‘04 Q4 ‘04 2005 2006 2007 2008

Sales $ 543.3 $ 571.2 $ 600.6 $ 2,394.2 $ 2,682.0 $ 2,944.3 $ 3,215.8

EBITDA 55.5 58.3 61.3 208.3 235.6 259.5 283.7

Less: Depreciation and Amortization (20.4) (20.4) (20.4) (85.1) (88.5) (92.0) (95.4)

EBIT 35.1 37.9 40.9 123.2 147.0 167.5 188.3

Less: Taxes @ 38.0% (13.3) (14.4) (15.6) (46.8) (55.9) (63.7) (71.6)

Tax-effected EBIT 21.8 23.5 25.4 76.4 91.2 103.9 116.8

Plus: Depreciation and Amortization 20.4 20.4 20.4 85.1 88.5 92.0 95.4

Less: Capital Expenditures (25.0) (25.0) (16.5) (92.1) (94.3) (96.5) (98.7)

Less: Net Increase in Working Capital (3.5) (7.7) (7.8) 7.9 0.6 1.5 1.3

Less: Change in Deferred Taxes — — (60.2) 5.5 5.5 5.5 5.5

Free Cash Flow $ 13.6 $ 11.3 ($ 38.7) $ 82.8 $91.5 $106.3 $120.2

Free Cash Flow Growth Rate 10.6% 16.2% 13.1%

Discounted PV of Terminal Value as a

Cash Flows Perpetual Growth of 2009 FCF Firm Value

Discount Rate (Q2 ‘04—2008) 3.0% 3.5% 4.0% 3.0% 3.5% 4.0%

9.5% $ 283.6 $ 1,186.5 $ 1,285.4 $ 1,402.2 $ 1,470.1 $ 1,569.0 $ 1,685.9

10.0% $ 279.3 $ 1,078.2 $ 1,161.1 $ 1,257.9 $ 1,357.5 $ 1,440.4 $ 1,537.2

10.5% $ 275.1 $ 984.9 $ 1,055.2 $ 1,136.4 $ 1,259.9 $ 1,330.3 $ 1,411.4

11.0% $ 270.9 $ 903.7 $ 964.0 $ 1,032.8 $ 1,174.6 $ 1,234.9 $ 1,303.7

11.5% $ 266.9 $ 832.6 $ 884.6 $ 943.6 $ 1,099.5 $ 1,151.5 $ 1,210.5

Net Debt Total Equity Value Representative Share Price

Discount Rate (12/31/03) 3.0% 3.5% 4.0% 3.0% 3.5% 4.0%

9.5% $ 154.1 $ 1,316.0 $ 1,414.9 $ 1,531.7 $ 14.82 $ 15.94 $ 17.25

10.0% $ 154.1 $ 1,203.3 $ 1,286.3 $ 1,383.0 $ 13.55 $ 14.49 $ 15.58

10.5% $ 154.1 $ 1,105.8 $ 1,176.1 $ 1,257.3 $ 12.45 $ 13.25 $ 14.16

11.0% $ 154.1 $ 1,020.5 $ 1,080.8 $ 1,149.6 $ 11.49 $ 12.17 $ 12.95

11.5% $ 154.1 $ 945.3 $ 997.4 $ 1,056.3 $ 10.65 $ 11.23 $ 11.90

Appendix

Leveraged Recapitalization—Management Base Case/Scenario 1

Transaction Value ($mm, Except Per Share)

Fully Diluted Shares Outstanding (mm) 88.8

Shares Repurchased (mm) 13.9

% Repurchased 15.6%

Current Stock Price on 03/02/04 $ 12.52

Purchase Price Per Share $ 14.40

Premium to Current Stock Price 15.0%

Total Cost of Shares Repurchased $ 200.0

Leverage and Coverage

PF2002 PF2003 2004

EBITDA/Interest Expense 8.3x 15.7x 9.0x

Senior Debt/EBITDA 0.8 0.5 0.5

Total Debt/EBITDA 2.0 1.3 1.3

Adjusted Debt/EBITDAR (1) 3.5 1.8 2.9

Year 4 Year 5 Year 6

% of Senior Debt Paydown 69.1% 84.5% 100.0%

% of Total Debt Paydown 47.6% 53.4% 59.2%

Transaction Sources & Uses of Funds

Financing Amount

Rate ($mm) %

Revolver 3.6% $ 11.8 4.2%

Sources Term Loans 3.6% 150.0 53.2%

Senior Sub. 8.0% — —%

Excess Cash 1.1% 120.0 42.6%

Total Sources $ 281.8 100.0%

Share Repurchase $ 200.0

Fees & Expenses 17.5

Uses Refinanced Debt 64.3

Total Uses $ 281.8

Pro Forma Impacts

2004 2005

Status Quo EPS $ 0.94 $ 0.78

Pro Forma EPS 0.98 0.83

Accretion/(Dilution) $ 0.05 $ 0.07

Status Quo EPS Growth 20.9% (17.2%)

Pro Forma EPS Growth 26.3% (15.5%)

Accretion/(Dilution) 26.1% (9.9%)

(1) Assumes 8x rents.

Appendix

Leveraged Recapitalization—Management Base Case/Scenario 2

Transaction Value ($mm, Except Per Share)

Fully Diluted Shares Outstanding (mm) 88.8

Shares Repurchased (mm) 27.8

% Repurchased 31.3%

Current Stock Price on 03/02/04 $ 12.52

Purchase Price Per Share $ 14.40

Premium to Current Stock Price 15.0%

Total Cost of Shares Repurchased $ 400.0

Leverage and Coverage

PF2002 PF2003 2004

EBITDA/Interest Expense 7.0x 7.5x 6.7x

Senior Debt/EBITDA 1.8 1.4 1.2

Total Debt/EBITDA 2.8 2.2 2.2

Adjusted Debt/EBITDAR (1) 4.0 2.6 3.5

Year 4 Year 5 Year 6

% of Senior Debt Paydown 67.5% 83.7% 100.0%

% of Total Debt Paydown 44.4% 55.1% 65.8%

Transaction Sources & Uses of Funds

Financing Amount

Rate ($mm) %

Revolver 3.6% $9.5 1.3% Sources Term Loans 3.6% 375.0 53.2% Senior Sub. 8.0% 200.0 28.4% Excess Cash 1.1% 120.0 17.0%

Total Sources $704.5 100.0%

Share Repurchase $400.0 Fees & Expenses 61.5 Uses Refinanced Debt 243.0

Total Uses $704.5

Pro Forma Impacts

2004 2005

Status Quo EPS $ 0.94 $ 0.78

Pro Forma EPS 1.06 0.92

Accretion/(Dilution) $ 0.13 $ 0.18

Status Quo EPS Growth 20.9% (17.2%)

Pro Forma EPS Growth 37.1% (13.7%)

Accretion/(Dilution) 77.9% (20.2%)

(1) Assumes 8x rents.